                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107996


PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED APRIL 20, 2004)

[PRIDE INTERNATIONAL LOGO]

                                  $300,000,000
                    3 1/4% CONVERTIBLE SENIOR NOTES DUE 2033
                                       AND
               COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This document supplements our prospectus dated April 20, 2004, as supplemented to date (the "prospectus"), relating to $300,000,000 aggregate principal amount of our 3 1/4% Convertible Senior Notes Due 2033 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The information in this prospectus supplement replaces and supersedes the information set forth under the heading "Selling Security Holders" in the prospectus.

     Our common stock is traded on the New York Stock Exchange under the symbol "PDE." On July 26, 2004, the last reported sale price of our common stock was $17.46 per share.

     INVESTING IN THE NOTES AND THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus supplement is July 27, 2004.

                            SELLING SECURITY HOLDERS

     We originally issued $250 million aggregate principal amount of the notes on April 22, 2003 and an additional $50 million aggregate principal amount of the notes on May 9, 2003 to Morgan Stanley & Co. Incorporated, as initial purchaser, in transactions exempt from registration under Section 4(2) of the Securities Act of 1933. In accordance with the purchase agreement between us and Morgan Stanley, Morgan Stanley resold the notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act. The notes and the common stock issuable upon conversion of the notes that may be offered under this prospectus supplement and the accompanying prospectus will be offered by the selling securityholders, which includes their transferees, pledgees, donees and successors. Only those notes and shares of common stock issuable upon conversion of the notes listed below may be offered for resale by the selling holders pursuant to this prospectus supplement and the accompanying prospectus.

     The following table sets forth recent information about the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time pursuant to this prospectus supplement and the accompanying prospectus.

     The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 38.9045 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under "Description of Notes--Conversion of Notes" in the accompanying prospectus. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

                                                        PRINCIPAL
                                                        AMOUNT OF
                                                          NOTES                         NUMBER OF
                                                      BENEFICIALLY                     SHARES OF
                                                       OWNED THAT   PERCENTAGE OF    COMMON STOCK     PERCENTAGE OF
                                                           MAY          NOTES             THAT         COMMON STOCK
NAME                                                     BE SOLD      OUTSTANDING      MAY BE SOLD    OUTSTANDING (1)
----                                                  ------------  -------------    ------------    ---------------
1976 Distribution Trust FBO A.R. Lauder /
    Zinterhofer.............................               8,000          *                   311           *
2000 Revocable Trust FBO A.R. Lauder /
    Zinterhofer.............................               8,000          *                   311           *
Advent Convertible Master (Cayman) L.P......           7,129,000         2.4%             277,350           *
Alcon Laboratories..........................             497,000          *                19,335           *
Alexian Brothers Medical Center.............             170,000          *                 6,613           *
Allentown City Firefighters Pension Plan....              11,000          *                   427           *
Allentown City Officers & Employees
    Pension Fund............................              12,000          *                   466           *
Allentown City Police Pension Plan..........              19,000          *                   739           *
Aloha Airlines Non-Pilots Pension Trust.....             100,000          *                 3,890           *
Aloha Pilots Retirement Trust...............              50,000          *                 1,945           *
Alpha US Sub Fund 4 LLC.....................             269,000          *                10,465           *
Allstate Insurance Company..................           1,500,000          *                58,356           *
Arapahoe County Colorado....................              62,000          *                 2,412           *
Argent Classic Convertible Arbitrage
    Fund (Bermuda) Ltd......................           3,560,000         1.2              138,500           *
Argent Classic Convertible Arbitrage
    Fund II, L.P............................             210,000          *                 8,169           *
Argent Classic Convertible Arbitrage
    Fund L.P................................             900,000          *                35,014           *
Argent LowLev Convertible Arbitrage
    Fund II, LLC............................             330,000          *                12,838           *

                                                       PRINCIPAL
                                                       AMOUNT OF
                                                         NOTES                         NUMBER OF
                                                      BENEFICIALLY                     SHARES OF
                                                       OWNED THAT   PERCENTAGE OF    COMMON STOCK     PERCENTAGE OF
                                                          MAY           NOTES            THAT         COMMON STOCK
NAME                                                    BE SOLD      OUTSTANDING      MAY BE SOLD    OUTSTANDING (1)
----                                                  ------------  -------------    ------------    ---------------
Argent LowLev Convertible Arbitrage
    Fund LLC................................           2,222,000          *                86,445           *
Argent LowLev Convertible Arbitrage
    Fund Ltd................................          21,600,000         7.2              840,337           *
Arlington County Employees Retirement
    System..................................             860,000          *                33,457           *
Asante Health Systems.......................             127,000          *                 4,940           *
Avenue International, Ltd...................           1,474,000          *                57,345           *
Avenue Investments, LP......................             693,000          *                26,960           *
Avenue Special Situations Fund III, LP......           2,333,000          *                90,764           *
Bank Austria Cayman Islands, Ltd............           2,500,000          *                97,261           *
Black Diamond Convertible Offshore LDC......           1,831,000          *                71,234           *
Black Diamond Offshore Ltd..................           1,145,000          *                44,545           *
Boilermakers Blacksmith Pension Trust.......           2,200,000          *                85,589           *
British Virgin Islands Social Security
    Board...................................             113,000          *                 4,396           *
C & H Sugar Company Inc.....................             125,000          *                 4,863           *
Castle Convertible Fund, Inc................             550,000          *                21,397           *
Citigroup Global Markets Inc................           6,590,000         2.2              256,380           *
City and County of San Francisco Retirement
    System..................................           1,900,000          *                73,918           *
City of New Orleans.........................            260,000          *                10,115           *
City University of New York.................             194,000          *                 7,547           *
Class C Trading Company, Ltd................           1,070,000          *                41,627           *
CNH CA Master Account, L.P..................           1,000,000          *                38,904           *
Coda Capital Management, LLC................             900,000          *                35,014           *
Coda-KHPE Convertible Portfolio.............             150,000          *                 5,835           *
Coda-LW Paxson Convertible Bond
    Portfolio...............................             100,000          *                 3,890           *
Convertible Securities Fund.................              80,000          *                 3,112           *
Credit Suisse First Boston Europe Limited...             298,000          *                11,593           *
Custom Investments PCC, Ltd.................             260,000          *                10,115           *
Delaware Public Employees Retirement
    System..................................           1,542,000          *                59,990           *
Delta Airlines Master Trust.................             575,000          *                22,370           *
Deutsche Bank Securities Inc................             501,000          *                19,491           *
Double Black Diamond Offshore LDC...........           5,831,000         1.9              226,852           *
Duke Endowment..............................             475,000          *                18,479           *
Excelsior Master Fund L.P...................           1,750,000          *                68,082           *
Gartmore Convertible Bond Fund..............             100,000          *                 3,890           *
Gasner Investors Holdings Ltd...............           1,500,000          *                58,356           *
GLG Global Convertible Fund.................           4,650,000         1.6              180,905           *
GLG Global Convertible UCITS Fund...........           2,800,000          *               108,932           *

                                                       PRINCIPAL
                                                       AMOUNT OF
                                                         NOTES                         NUMBER OF
                                                      BENEFICIALLY                     SHARES OF
                                                       OWNED THAT   PERCENTAGE OF    COMMON STOCK     PERCENTAGE OF
                                                          MAY           NOTES            THAT         COMMON STOCK
NAME                                                    BE SOLD      OUTSTANDING      MAY BE SOLD    OUTSTANDING (1)
----                                                  ------------  -------------    ------------    ---------------
GLG Market Neutral Fund.....................          10,360,000         3.5              403,050           *
Goldman Sachs & Co..........................           1,500,000          *                58,356           *
Grady Hospital Foundation...................             172,000          *                 6,691           *
Guggenheim Portfolio Co. XV, LLC............             800,000          *                31,123           *
Hawaiian Airlines Employees Pension
    Plan-IAM................................              35,000          *                 1,361           *
Hawaiian Airlines Pension Plan for Salaried
    Employees...............................               5,000          *                   194           *
Hawaiian Airlines Pilots Retirement Plan....              90,000          *                 3,501           *
HFR Arbitrage Fund..........................             388,000          *                15,094           *
HFR CA Global Select Master Trust Account                440,000          *                17,117           *
HFR CA Select Fund..........................           1,000,000          *                38,904           *
Highbridge International LLC................          13,500,000         4.5              525,210           *
Hillbloom Foundation........................              40,000          *                 1,556           *
Independence Blue Cross.....................             608,000          *                23,653           *
Lyxor.......................................             719,000          *                27,972           *
Lyxor Master Fund Ref: Argent/LowLev CB
    c/o Argent..............................           2,100,000          *                81,699           *
Man Convertible Bond Master Fund, Ltd.......           5,284,000         1.8              205,571           *
Marathon Global Convertible Master
    Fund, Ltd...............................           9,500,000         3.2              369,592           *
Merrill Lynch Insurance Group...............             411,000          *                15,989           *
MFS Total Return Fund A Series of Series
    Trust V.................................           3,000,000         1.0              116,713           *
Municipal Employees.........................             308,000          *                11,982           *
Nations Convertible Securities Fund.........          13,900,000         4.6              540,772           *
New Orleans Firefighters Pension / Relief
    Fund....................................             125,000          *                 4,863           *
NMIC Gartmore/Coda Convertible Portfolio               2,300,000          *                89,480           *
Nomura Securities International, Inc........          26,000,000         8.7            1,011,517           *
The Northwestern Mutual Life Insurance
    Company.................................          14,000,000         4.7              544,663           *
Occidental Petroleum Corporation............             347,000          *                13,499           *
Ohio Bureau of Workers Compensation.........             140,000          *                 5,446           *
Oppenheimer Convertible Securities Fund.....           5,000,000         1.7              194,522           *
Pioneer High Yield Fund.....................          20,250,000         6.8              787,816           *
Pioneer U.S. High Yield Corp. Bond
    Sub Fund................................           2,500,000          *                97,261           *
Plexus Fund Limited.........................          17,500,000         5.8              680,828           *
Policeman and Firemen Retirement System
    of the City of Detroit..................             439,000          *                17,079           *
Pro-mutual..................................           1,143,000          *                44,467           *
Ramius Master Fund, Ltd.....................           5,050,000         1.7              196,467           *

                                                       PRINCIPAL
                                                       AMOUNT OF
                                                         NOTES                         NUMBER OF
                                                      BENEFICIALLY                     SHARES OF
                                                       OWNED THAT   PERCENTAGE OF    COMMON STOCK     PERCENTAGE OF
                                                          MAY           NOTES             THAT         COMMON STOCK
NAME                                                    BE SOLD      OUTSTANDING      MAY BE SOLD    OUTSTANDING (1)
----                                                  ------------  -------------    ------------    ---------------
Ramius Partners II, LP......................             200,000          *                 7,780           *
Rhapsody Fund L.P...........................          17,600,000         5.9              684,719           *
RCG Halifax Master Fund, Ltd................             500,000          *                19,452           *
RCG Latitude Master Fund, Ltd...............           5,050,000         1.7              196,467           *
RCG Multi Strategy Master Fund, Ltd.........             400,000          *                15,561           *
Royal Bank of Canada........................           5,300,000         1.8              206,193           *
S.A.C. Capital Associates, LLC..............           8,000,000         2.7              311,236           *
San Diego County Employee Retirement
Association.................................           3,200,000         1.1              124,494           *
Silver Convertible Arbitrage Fund, LDC......           1,020,000          *                39,682           *
St. Thomas Trading, Ltd.....................           9,716,000         3.2              377,996           *
State of Maryland Retirement Agency.........           4,118,000         1.4              160,208           *
State of Oregon/SAIF Corporation............           2,770,000          *               107,765           *
Tag Associates..............................              60,000          *                 2,334           *
The Grable Foundation.......................             107,000          *                 4,162           *
Trustmark Insurance.........................             284,000          *                11,048           *
US Bank FBO Benedictine Health
    Systems.................................             165,000          *                 6,419           *
Wachovia Capital Markets LLC................           5,153,000         1.7              200,474           *
Wachovia Securities International Ltd.......           5,500,000         1.8              213,974           *
Worldwide Transactions Ltd..................             193,000          *                 7,508           *
Xavex Convertible Arbitrage #5..............             500,000          *                19,452           *
Xavex Convertible Arbitrage 2 Fund..........             660,000          *                25,676           *
Xavex Convertible Arbitrage 10 Fund.........             330,000          *                12,838           *
Zazove Convertible Arbitrage Fund, L.P......           6,400,000         2.1              248,988           *
Zazove Hedged Convertible Fund, L.P.........           5,000,000         1.7              194,522           *
Zazove Income Fund, L.P.....................           2,350,000          *                91,425           *
Zurich Institutional Benchmarks Master
    Fund Ltd................................           2,100,000          *                81,699           *

--------------------------------------------------------------------------------
*        Less than 1%
(1) Calculated using 135,803,391 shares of common stock outstanding as of May 4, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the applicable holder's notes, but we did not assume conversion of any other holder's notes.

     The preceding table has been prepared based upon the information furnished to us by the selling securityholders. Information concerning the selling securityholders may change from time to time and, if necessary, we will further supplement the prospectus accordingly.

     The selling securityholders identified above may offer and sell, transfer or otherwise dispose of, from time to time, some or all of their notes. No offer or sale, transfer or other disposition under this prospectus supplement and the accompanying prospectus may be made by a holder of the notes unless that holder is listed in the table above or until that holder has notified us and a supplement to the prospectus has been filed or an amendment to the related registration statement has become effective. A selling securityholder may, however, offer and sell, transfer or otherwise dispose of some or all of its notes in transactions exempt from the registration requirements of the

Securities Act of 1933 without notifying us. As a result, the same restricted notes may be included in the table above as being held by more than one holder, and the total amount of the notes listed in the column titled "Principal Amount of Notes Beneficially Owned That May Be Sold" may represent an amount of notes in excess of the $300,000,000 we issued. However, the total principal amount at maturity of notes that may be sold hereunder will not exceed the $300,000,000 we issued. In addition, we cannot give an estimate as to the amount of the notes that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their notes pursuant to the offering contemplated by the prospectus or otherwise in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution" in the accompanying prospectus.

     To our knowledge, except as described below, none of the selling holders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates. An affiliate of Deutsche Bank Securities Inc. acted as the initial purchaser in connection with our issuance in March 2002 of $300 million aggregate principal amount of 2 1/2% Convertible Senior Notes Due 2007 and acts as an adviser to us from time to time with respect to other matters. Citigroup Global Markets Inc. was the dealer manager with respect to our offer to purchase our 9 3/8% Senior Notes due 2007 and 10% Senior Notes due 2009. Goldman Sachs & Co. acts as an adviser to us from time to time with respect to certain matters. In addition, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. acted as initial purchasers in connection with our private offering of $500 million aggregate principal amount of 7 3/8% Senior Notes due 2014.